David A. Jones
Humana Inc.
Humana Common Stock
Reference number:Acct.xxxxxx

                                Rule 10b5-1 Sales Plan

        I, David A. Jones, have, as of the date set forth below, established this Sales Plan (the "Plan") in order to sell shares of Humana Inc. (the "Issuer") common stock pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        I request that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") execute the Plan as follows:

        1. Starting March 4, 2002, sell:

        Eighty Thousand (80,000) shares every other month as follows:
        March 2002, May 2002, July 2002, September 2002, November 2002, and January 2003, beginning with the date set out above, provided the price per share is at or above Thirteen Dollars ($13.00) on the New York Stock Exchange (the "Exchange") not to exceed Four Hundred Eighty Thousand (480,000) shares over the term of the Plan.

        2. The Plan shall end on the earliest of:

        a. February 28, 2003;

        b. the completion of all sales contemplated in paragraph 1 of the Plan;

        c. my or Merrill Lynch's reasonable determination that:

        (i) the Plan does not comply with Rule 10b5-1 or other applicable securities laws;

        (ii) I have not, or Merrill Lynch has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws; or

        (iii) I have made misstatements in my Client Representation Letter to Merrill Lynch;

        d. the filing of a bankruptcy petition by the Issuer;

        e. the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Issuer into shares of a company other than the Issuer;

        f. the public announcement of a public offering of securities by the Issuer;

        g. the conversion of the shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stocks (whether in whole or in part);

        h. my death, disability or mental incapacity;

        i. receipt by Merrill Lynch of written notice of termination from me pursuant to paragraph 12 below.

        3. If Merrill Lynch must suspend sales of shares allocated under the Plan, pursuant to paragraph 1 above, on a particular day for any of the following reasons:

        a. notice from Issuer's counsel to suspend the Plan;

        b. a day specified by the Plan is not a day on which the shares trade regular way on the Exchange;

        c. trading of the shares on the Exchange is suspended for any reason;

        d. there is insufficient demand for any or all of the shares at or above the specified price;

        e. Merrill Lynch cannot effect a sale of shares due to legal, regulatory or contractual restrictions applicable to it or to me (including without limitation, Regulation M); or

        f. if the shares are being sold pursuant to a registration statement, the termination, expiration, suspension or unavailability of the registration statement;

        then Merrill Lynch will resume sales in accordance with paragraph 1 above on the next day specified in the Plan after the condition causing the suspension of sales has been resolved to the satisfaction of Merrill Lynch and me. Shares allocated under the Plan for sale during the period when sales under the Plan are suspended will remain unsold.

        4. At the discretion of Merrill Lynch, shares allocated under the Plan for sale on a given day or date may be sold in bulk or in smaller increments, depending upon market demand and the minimum price established above in paragraph 1.

        5. In the event of a stock split or reverse stock split, the number of shares sold and the dollar amount at which shares are sold will be automatically adjusted proportionately.

        6. Unless I have indicate otherwise in paragraph 2 above, in the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the type of shares subject to the Plan, then the new shares will automatically replace the type of shares originally specified in the Plan.

        7. Rule 144 and Rule 145

        a. I, through Issuer's counsel, will complete and file my Forms 144 necessary to effect the Plan, if any;

        b. each Form 144 shall state that the sales are being effected in accordance with a sales plan intended to comply with Rule 10b5-1.

        c. Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations. Merrill Lynch has been advised that I have entered into a Rule 10b5-1 trading plan with UBS Paine Webber Inc. and that together these sales will be in compliance with Rule 144 volume limitations.

        8. Indemnification.

        a. I agree to indemnify and hold harmless Merrill Lynch from and against all claims, losses, damages and liabilities arising out of inquiries and/or proceedings resulting from assertions that:

        (i) the Plan or sales made under the Plan do not comply with Rule 10b5-1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information and

        (ii) Merrill Lynch has not executed any sales pursuant to the provisions of the Plan.

        b. This indemnification will survive termination of the Plan.

        9. The Plan may be modified or amended only upon:

        a. the written agreement of myself and Merrill Lynch; and

        b. the receipt by Merrill Lynch of a certificate that I have signed to the effect that the representations, warranties and covenants contained in my Client Representation Letter, dated the date hereof, are true as of the date of such certificate.

        10. The Plan may be signed in counterparts, each of which will be an original.

        11. The Plan and my above-mentioned Client Representation Letter, dated the date hereof, together constitute the entire agreement between me and Merrill Lynch and supersede any prior agreements or understandings regarding the Plan.

        12. All notices given by the parties under this Plan will be as follows:

        a. If to Merrill Lynch:
        Lane Fentriss, Administration Manager and,
         Richard S. Park
        Merrill Lynch, Fenner & Smith, Inc.
        101 Bullitt Lane, Suite 400
        Louisville, KY 40222

        b. If to me:                    With a copy to:
        David A. Jones                  Arthur P. Hipwell
        Chairman of the Board           Sr. Vice President & General Counsel
        Humana Inc.                     Humana Inc.
        500 West Main Street            500 W. Main St.
        Louisville, KY 40202            Louisville, KY 40202

        This Plan will be governed by and construed in accordance with the internal laws of the State of New York.





        By:___/s/ David A. Jones_       Acknowledged and Agreed:
        David A. Jones                  Merrill Lynch, Pierce, Fenner
                                        & Smith Incorporated

Date:   March 4, 2002                   By:     _/s/Lane A. Fentriss___
                                        Name:   Lane A. Fentriss
                                        Title:  Resident Vice President
                                                /Manager
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